INVESTMENT MANAGEMENT AGREEMENT
FOR
SECURED REAL ESTATE INCOME FUND II, LLC

THIS INVESTMENT MANAGEMENT AGREEMENT (this "Agreement") entered into as of July 1, 2016 by and between GOOD STEWARD CAPITAL MANAGEMENT, INC, an Arizona corporation having a place of business at 2090 North Kolb Road Suite 120 Tucson, AZ, 85715 (the "Investment Manager"), SECURED REAL ESTATE INCOME FUND II, LLC, a Delaware limited liability company (the "Fund") having a place of business at 2105 South Bascom Avenue, Suite 190, Campbell, CA 95008 and SREIF MANAGER II, LLC, a Nevada limited liability company having a place of business at 2105 South Bascom Avenue, Suite 190, Campbell, CA 95008 (the "Managing Member").

WHEREAS, the Fund is engaged in making loans, acquiring existing loans and selling loans which are or will be collateralized by first and second position security interests in residential and commercial real estate in the U.S. and the underlying real estate collateral (in the event of foreclosures or other circumstances that result in possession of the underlying real estate).  The Fund may also finance real estate projects using other funding methods, including (but not limited to) joint venture equity financing;
WHEREAS, the Managing Member is the manager of the Fund;
WHERAS, the Fund and the Managing Member desire to engage the Investment Manager to manage and invest the assets of the Fund under the supervision of the Managing Member all in accordance with the terms and conditions set forth herein;
WHEREAS, the Fund will sell its interests in accordance with the terms and conditions set forth in the Fund's Confidential Private Placement Memorandum originally dated March 2016 (as the same shall be amended for time to time, the "Memorandum"); and
WHEREAS, the Investment Manager wishes to manage and invest the assets of the Fund under the supervision of the Managing Member of the Fund, all in accordance with the terms and conditions set forth herein; and
WHEREAS, the Investment Manager, the Fund and the Managing Member desire to establish the duties and responsibilities of the Investment Manager and the compensation to be paid to the Investment Manager in connection with the management of the assets of the Fund, all subject to and in accordance with the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Constitutional Documents Control; Definitions.  All defined terms used herein which are not otherwise defined shall have the meanings assigned to them in the Limited Liability Company Operating Agreement for the Fund, as may be amended from time to time ("Operating Agreement") or the Memorandum, as the case may be.
2. Appointment.  The Fund and the Managing Member hereby retain the Investment Manager (i) to act as investment manager of the Fund pursuant to the terms of this Agreement and (ii) to provide investment management services with respect to the Investment Account Assets (as defined in Section 3) in accordance with the terms and conditions of this Agreement, and appoints the Investment Manager as the Fund's attorney-in-fact to invest and reinvest the Investment Account Assets as fully as the Fund itself could do.  The Investment Manager hereby accepts such retention and agrees to provide such investment management services as provided for in this Agreement.
3. Investment Account Assets.  The "Investment Account Assets" shall consist of (i) all such cash and investments of the Fund that are placed under the supervision of the Investment Manager from time to time, (ii) all investments and assets of the fund, including, but not limited to, loans, notes, mortgages, deeds of trust, real property and similar assets, (iii) all reinvestments and proceeds of the sale of assets and investments thereof, including, without limitation, all dividends and interest on investments, and (iv) all appreciation thereof and additions thereto, less depreciation thereof and withdrawals therefrom.
4. Investment Guidelines and Objectives.  Subject to the provisions of Section 3, the Investment Manager shall cause the Investment Account Assets to be invested in accordance with the investment objectives of the Fund, as described in the Memorandum (the "Investment Guidelines"), subject to the policies and control of the Managing Member.
5. Custody of Assets.
5.1 The Investment Account Assets consisting of cash and securities may be held by the Investment Manager or by one or more custodians (collectively, including the Investment Manager as custodian, the "Custodian") appointed by the Fund.  The Fund shall pay all fees and expenses of the Custodian and any sub-custodians relating to the Investment Account Assets.
6. Powers and Duties of the Investment Manager.
6.1 In its full and absolute discretion and without any obligation on its part to give prior notice to the Fund, the Investment Manager shall have sole, complete and full power and authority to trade, invest and reinvest all of the Investment Account Assets in such loans, securities or instruments as the Investment Manager, in its sole and absolute discretion, shall consider to be in the best interest of the Fund, provided such investments are consistent with the Investment Guidelines.  In connection therewith, the Investment Manager shall have sole, complete and full power and authority to: (i) direct the Fund to make loans, acquire existing loans and sell loans which are or will be collateralized by first and/or second position security interests in residential and commercial real estate in the U.S. and the underlying real estate collateral (in the event of foreclosures or other circumstances that result in possession of the underlying real estate).  Under the direction of the Investment Manager, the Fund may also finance real estate projects using other funding methods, including (but not limited to) joint venture equity financing (ii) monitor the servicing of the loans and the collection of income on the Investment Account by the Custodian; (iii) dispose of fund assets in accordance with its discretion and judgment in a manner which it believes will benefit the Fund and its investors; and (iv) take any other action with respect to securities or other property in the Investment Account as needed to serve the best interest of the Fund and to adhere to the Investment Guidelines. The Investment Manager shall further be free to make investment changes regardless of the resulting rate of portfolio turnover, when it, in its sole discretion, shall determine that such changes will promote the investment objective of the Investment Account.

6.2 The Investment Manager and its managers, members officers, directors, employees and agents shall discharge their duties and exercise their powers hereunder solely in the interest of the Fund and with the care, skill, prudence and diligence that, under the circumstances then prevailing, a prudent person acting in a like capacity and familiar with such matter would use.
7. Fees Payable to Investment Manager.  Under the Fund Operating Agreement, the Fund agrees to allocate and distribute to the Managing Member, as the holder of the Class B Membership Interests, an amount equal to two percent (2%) of the total capital contributions ("Management Fee") after payment of the Preferred Return (as defined in the Operating Agreement).  After payment of the Preferred Return and the Management Fee, the Fund shall allocate twenty percent (20%) of all net income in excess of the Preferred Return and the Management Fee (the together with the Management Fee, the "Incentive Fees") to the Managing Member.  The Managing Member agrees to remit all or a portion of the Incentive Fees to the Investment Manager as payment for its services hereunder (the "Investment Management Fee") in such amounts as agreed upon between the Investment Manager and the Managing Member.  The amount of the Investment Management Fee shall be reviewed no less than on a quarterly basis.
8. Services to Other Clients.  The Investment Manager and its members, managers, officers, affiliates, employees and agents may provide advisory services to or manage accounts for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Manager to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund.  Nothing in this Agreement shall limit or restrict the Investment Manager or its shareholders, officers, directors, affiliates, employees or agents (or their family members) from buying, selling or trading in any securities for its or their own account or the account of others.  The Fund acknowledges that the Investment Manager and its shareholders, officers, directors, affiliates, employees, agents (or their family members) and other investment vehicles receiving advisory services from the Investment Manager, may, at any time, have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of for the Investment Account.  The Investment Manager shall have no obligation to acquire for the Investment Account a position in any investment which the Investment Manager, its shareholders, officers, directors, affiliates, employees or agents (or their family members) may acquire for its or their own accounts or for the account of other investment vehicles receiving advisory services from the Investment Manager, so long as it continues to be the policy and practice of the Investment Manager not to favor or disfavor consistently or consciously any person or entity or class of persons or entities in the allocation of investment opportunities, so that to the extent practical, such opportunities will be allocated among persons or entities over a period of time on a fair and equitable basis.

9. Fund Costs and Expenses.  In consideration of the Investment Management Fee, the Investment Manager shall be responsible for its own general operating and overhead type expenses which it incurs in connection with the provision of the services described herein.  These expenses include all expenses incurred by the Investment Manager in providing for its normal operating overhead, including but not limited to, the cost of providing relevant support and administrative services (e.g., employee compensation and benefits, rent, office equipment, utilities, telephone, secretarial and bookkeeping services, etc.), but not including any Fund organizational or operating expenses described in the Memorandum.  The Fund shall pay or reimburse the Investment Manager out of the assets of the Fund for all expenses of the types and categories permitted to be charged to the Fund pursuant to the expense provisions of the Memorandum and the Operating Agreement.  In particular, during the term of this Agreement, the Fund shall bear all investment and asset related costs and other charges with respect to transactions for the relevant Investment Account.
10. Proxies.  The Investment Manager shall not be required to take any action or render any advice with respect to the voting of proxies solicited by or with respect to the issuers of securities in which the Investment Account Assets may be invested from time to time.  In the event that the Investment Manager receives any such proxies, it shall promptly forward them to the Fund and shall cause such proxies to be voted in accordance with the Fund's instructions.
11. Fund Representations.  The Fund represents and warrants to the Investment Manager that the Fund has the authority to appoint the Investment Manager to manage the Investment Account Assets.
12. Limitation of Liability; Indemnification.
(a) To the extent the Investment Manager has duties (including fiduciary duties) under this Agreement, the Investment Manager shall not be liable to the Fund or to any member for : (1) losses sustained or liabilities incurred by the Fund or its members as a result of errors in judgment on the part of the Investment , or any act or omission of the Investment Manager, if such losses or liabilities were not the result of the Investment Manager's willful misfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, its duties under the this Agreement; (2) errors in judgment on the part of any person, or any act or omission of any person, selected by the Investment Manager to perform services for or otherwise transact business with the Fund, provided that, in selecting such person, the Investment Manager acted without willful misfeasance, bad faith or gross negligence; or (C) circumstances beyond the Investment Manager's control, including the bankruptcy, insolvency or suspension of normal business activities of any bank or other financial institution holding assets of the Fund.  To the extent any affiliate of the Investment Manager, or any shareholder, partner, member, director, officer, employee or agent of the Investment Manager or of any of its affiliates ("Investment Manager Associate"), has duties (including fiduciary duties) and liabilities relating thereto to the Fund or any member, such person shall not be liable for monetary or other damages to the Fund or such member for such person's good faith reliance on the provisions of the IMA or for losses sustained or liabilities incurred by the Fund or such member as a result of errors in judgment on the part of such person, or any act or omission of such person, if such losses or liabilities were not the result of such person's willful misfeasance or bad faith

(b) The Fund agrees to indemnify and hold harmless out of the assets of the Fund the Investment Manager and its shareholders, officers, directors, affiliates and employees from and against any and all claims, actions, demands, losses, costs, expenses (including attorneys' fees and other expenses of litigation), damages, penalties or interest, as a result of any claim or legal proceeding related to any action taken or omitted to be taken in connection with the business and affairs of the Fund (including the settlement of any such claim or legal proceeding); provided, however, that the party against whom the claim is made or legal proceeding is directed is not guilty of gross negligence or willful misconduct as determined by a final non-appealable court of competent jurisdiction.
13. Confidentiality.  The Investment Manager and its shareholders, officers, directors, employees and agents shall regard as confidential all information concerning the affairs of the Fund, but shall be permitted to disclose to third parties the fact that the Investment Manager is performing investment management activities on behalf of the Fund.  The Fund shall regard as confidential all information and recommendations furnished by the Investment Manager to the Fund.
14. Term and Termination.  This Agreement shall be effective on and from the date that the Fund places assets in the Investment Account and, unless otherwise terminated as provided herein, shall run through December 31, 2031. The Agreement thereafter shall automatically renew for successive five (5) year periods. Notwithstanding anything to the contrary contained in this Agreement, either party shall have the right to terminate this Agreement upon not less than thirty (30) days' prior written notice to the other party.  Any termination of this Agreement shall be deemed to occur as of the termination date set forth in such notice.  Fees owed hereunder will be prorated to the date of termination.
15. Non-Assignment.  Except as otherwise expressly provided in this Agreement, neither the Investment Manager nor the Fund shall assign this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other. An assignment includes any direct or indirect transfer or hypothecation of the contract by either the Investment Manager or the Fund or of the beneficial ownership of a controlling block of outstanding voting securities by a security holder of either the Investment Manager or the Fund, as applicable. Notwithstanding the foregoing, the Investment Manager is authorized to delegate to any other person or entity reasonably selected by the Investment Manager some or all of the Investment Manager's functions, powers and duties, as it considers appropriate.

16. Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.
17. Amendments and Waivers.  This Agreement may only be amended by a writing signed by both the Investment Manager and the Fund.  The Investment Manager and the Fund may by written consent waive, either prospectively or retrospectively, and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement.  No waiver of any right by any party hereto shall be construed as a waiver of the same or any other right at any other time.
18. Notices.  Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class mail or sent by a professional recognized courier service to the other party at the address set forth above or to such other address as a party may from time to time specify to the other party by such notice hereunder.  Any such notice shall be deemed duly given when delivered at such address.
19. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of law.
20. Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.
[The next page is the signature page.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative, as of the date first above written.

GOOD STEWARD ACCOUNT SERVICING, INC
By: Its:

By: __________________________________
Name: Title:

SECURED REAL ESTATE INCOME FUND II, LLC

By: SREIF Manager II, LLC Its: Managing Member
By: __________________________________ Name: Title: Manager
SREIF MANAGER II, LLC

By: Its: Managing Member

By: __________________________________
Name: Title: Manager